                                                                EXHIBIT 10.7

                        AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT (the "Agreement") is executed the fourth day of January, 1996 but is made effective as of January 1, 1996 (the "Effective Date") and is by and between BUFFTON CORPORATION, a Delaware corporation ("Buffton") Cabo Shepherd, Inc., a Texas corporation and a wholly owned subsidiary of Buffton ("Cabo"), CABO TACOBAR ONE, LTD., a Texas Limited Partnership ("Seller"), CABOTACO MANAGEMENT, L.C., a Texas Limited Liability Company, ("General Partner") and JAMES HILLYER ("Hillyer").

WITNESSETH:

WHEREAS, Seller and Hillyer own and/or operate a restaurant and bar business which presently is located in Shepherd Plaza, Houston, Texas and is operated under the name, "CABO The Original 'Mix Mex' Grill" (''Seller's Business");

WHEREAS, Seller, General Partner and Hillyer desire to sell to Buffton and Buffton desires to purchase certain assets owned by Seller, General Partner, or Hillyer and used in Seller's Business upon the terms and subject to the conditions of this Agreement;

WHEREAS, after the Closing, as hereinafter defined, Buffton will transfer to CABO as a capitol contribution for 100% of the stock in CABO, all of the Transferred Assets, as hereinafter defined, and CABO will assume the Contracts, Leases, and Equipment Leases, as hereafter defined.

NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained herein, the Purchase Price and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and pursuant to the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

Section 1.1 Transfer of Assets. On the terms and subject to the conditions hereof, at the Closing, as hereinafter defined, Seller, General Partner and/or Hillyer shall sell, convey, transfer, assign and deliver to Buffton, as their rights, title and interests may appear, and Buffton shall purchase and acquire all right, title and interest of Seller, General Partner and/or Hillyer in and to certain rights, properties and assets of Seller, General Partner and Hillyer, wherever located, that relate to or are used in connection with Seller's Business, and described in paragraph A through K of this Section 1.1 (all such assets to be transferred by Seller, General Partner or Hillyer are referred to herein collectively as, the "Transferred Assets").

A. Any and all furniture, fixtures, equipment, leasehold improvements, furnishings, computer hardware and software, machinery, materials, supplies, and other tangible personal property of every kind, nature and description, including, but not limited to, all those items more particularly described on Exhibit "l.l(A)" attached hereto and incorporated herein by reference ("Equipment");

B. Any and all know how, formulae, recipes, recipe books, proprietary information, technological information, processes, employee handbooks, operating manuals, training manuals, trade secrets, trademarks, trade names, commercial symbols, trade dress, logos, designs, slogans, copyrights, patents, service marks and business format including, but not limited to, those more

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particularly described in Exhibit "1.1(B)" attached hereto and incorporated herein by reference, ("Intellectual Property");

C. All sales records, market studies, advertising and promotional literature, past and present customer lists, customer history, procedures, business records, accounting and financial records, logs, files, books, supplier lists, mailing lists, computer and electronic data processing material, personnel records, correspondence and any other business records ("Records");

D. The rights and incidents of interest in the contracts, permits, licenses, consents, franchises, commitments, and other agreements described in Exhibit "1.1(D)" attached hereto and incorporated herein by reference ("Contracts");

E. The leases of real property described in Exhibit "1.1(E)" attached hereto and incorporated herein by reference ("Leases");

F. The equipment leases or licenses relating to personal or equipment that are described in Exhibit "1.1 (F)" hereto and incorporated herein by reference ("Equipment Leases")

G. All raw materials, components, packaging materials, supplies, food items, spices, and beverages, including, but not limited to, those more particularly described in Exhibit "1.1(G)" attached hereto and incorporated herein by reference ("inventory");

H. All pre-paid expenses, pre-paid accounts, and pre-paid assets, of each and every kind and character, including, but not limited to, those more particularly described on Exhibit "l.l(H)" attached hereto and incorporated herein by reference ("Pre-paid Assets");

I. The right to use all of the current telephone numbers;

J. All other tangible and intangible assets of every kind or character, whether, real or personal, except those specifically excluded in Section 1.2 hereof;

K. All goodwill associated with the foregoing assets.

Section 1.2 Excluded Assets. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement shall operate as a sale, transfer, conveyance, or assignment to Buffton of any of the following assets or liabilities ("Excluded Assets").

     A. Cash on hand as of the close of business December 31, 1995;

     B. Uncollected credit card receipts as of the close of business December 31, 1995;

     C. A liquor license deposit in the amount not to exceed $7,000.00;

     D. All other deposits that are available to be returned to Seller, General Partner or Hillyer without requiring a non-refundable replacement deposit from Buffton; and

     E. Copies of certain of the Records necessary to prepare and file all tax returns and other filings.

Section 1.3 Purchase Price. In consideration of the transfer of the Transferred Assets, Buffton shall pay to Seller, General Partner and Hillyer, and Seller, General Partner and Hillyer shall accept from Buffton the following purchase price, subject to any proration adjustments pursuant to

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Section 1.5 hereof, the allocation pursuant to Section 1.4 hereof, any purchase price adjustment pursuant to Section 1.6 hereof and any adjustment pursuant to the terms of Section 2.1(h) hereof (the "Purchase Price"):

     a. Payment of $589,000.00 in cash;

     b. Delivery to Hillyer of 375,000 shares of Buffton common stock, $.05 par value ("Buffton Stock''); and

     c. Delivery to Hillyer of a Buffton one year stock option in form similar to the stock option attached hereto as Exhibit 1.3(c), beginning at the Effective Date, to purchase 150,000 shares of Buffton common stock with an exercise price of $2.00 per share.

Section 1.4 Allocation. Seller, Hillyer, General Partner and Buffton agree to the allocation of the purchase price among the Transferred Assets as set forth in Exhibit 1.4 attached hereto and incorporated herein by reference (the "Allocation"). Seller, Hillyer, General Partner and Buffton agree to timely file or cause to be filed all federal and state tax returns and forms and that they will be consistent with the Allocation.

Section 1.5 Prorations. Ad valorem taxes and rent shall be prorated at the Closing and the appropriate adjustment shall be made to the Purchase Price. Seller, Hillyer, General Partner and Buffton shall coordinate the transfer of the utilities as soon as possible following the Closing and each party shall pay the utility charges on its respective account with the supplier of the utilities. Taxes shall be prorated based on the amount paid in 1994, unless the amount of 1995 taxes is available at the Closing.

Section 1.6 Purchase Price Adjustments.

A. Inventory. The amount of cash paid as part of the Purchase Price shall be adjusted up or down to the extent the Inventory on January 1, 1996, as historically reflected in the balance sheets of Seller's Business, is greater than or less than $8,000.00.

B. Cash. Starting on the Effective Date through the date hereof (the "Interim Period"), Seller, Hillyer, or General Partner, will operate Seller's Business for the benefit of Buffton. During the Interim Period, the cash receipts generated by the operations of Seller's Business during the Interim Period will be collected for the benefit of Buffton and the cash disbursements in the ordinary course of Seller's Business will be chargeable against Buffton. To the extent the cash receipts generated during the Interim Period exceed the cash disbursements (for expenses incurred during the Interim Period) (the "Excess Cash"), the cash portion of the Purchase Price shall be reduced by the amount of the Excess Cash. To the extent the cash disbursements (for expenses generated during the Interim Period in the ordinary course of Seller's Business, exceed the cash receipts (for expenses incurred during the Interim Period) (the "Cash Deficit"), then the cash portion of the Purchase Price shall be increased by Buffton by the amount of the Cash Deficit. The parties agree to make any necessary adjustments to the Cash Adjustment following closing.

Section 1.7 Assignment and Assumption of Contracts, Leases and Equipment Leases. At the Closing as hereinafter defined, Seller, General Partner and/or Hillyer shall assign and Buffton and/or Cabo shall assume the Contracts, Leases, and Equipment Leases. Except for the Contracts, Leases, and Equipment Leases, Buffton does not agree to assume any other obligations or liabilities of either Seller, General Partner or Hillyer.

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Section 1.8 Assignment of Copyriahts, Trademarks and Patents. At the Closing as
hereinafter defined, Seller, General Partner and/or Hillyer shall assign to Buffton all copyrights, trademarks and patents that relate to or are used in connection with Seller's Business.

Section 1.9 Assignment of Downtown Lease. At the Closing, as hereinafter defined, James Hillyer, Trustee, shall assign to Cabo, and Cabo shall assume the Lease Agreement between Tzevair Meraia as Landlord and James Hillyer, as Tenant dated August 23, 1995, covering all that certain 4978.492 square feet tract of land comprising the south 49.292 feet of Lot 6, Block 44, South side Buffalo Bayou, City of Houston, Harris County, Texas, based on Lot 6 having a width of
50.584 feet fronting Travis Street and a depth of 101.00 feet fronting on Prairie Avenue (the "Downtown Lease").

                                  ARTICLE II
                                    CLOSING

Section 2.1 The Closing of the transaction contemplated by this Agreement shall take place immediately following the execution of this Agreement at the offices of McLean & Sanders, 100 Main Street, Fort Worth, TX 76102 (the "Closing"). The Closing shall be effective for accounting and ownership purposes as of 12:01 a.m., C.S.T., on January 1, 1996. At the Closing, the parties hereto shall perform their respective obligations set forth below, the performance of which shall be concurrent conditions to the Closing.

(a) Execute and deliver a Bill of Sale effective January 1, 1996 transferring to Buffton all of the Transferred Assets except the Leases, owned by Seller, General Partner or Hillyer, which Buffton has accepted, which Bill of Sale shall be in the form of Exhibit 2.1(a) attached hereto;

(b) Execute and deliver an Assignment and Assumption Agreement to Buffton effective January 1, 1996 whereby Seller, General Partner and Hillyer shall assign and Buffton shall assume the Contracts, and Equipment Leases, which Assignment and Assumption Agreement shall be in the form of Exhibit 2.1(b) attached hereto;

(c) Seller, General Partner and Hillyer shall execute and deliver an Assignment of Trademarks and Powers of Attorneys in the form of the Assignment of Trademarks and Powers of Attorneys attached hereto as Exhibit 2.1(c) attached hereto;

(d) Seller, General Partner and/or Hillyer shall obtain and deliver to Buffton any required third party consents to this Agreement, the Bill of Sale, the Assignment and the Assumption Agreement, and any subsequent transfer, assignment, or assumption between Buffton and Cabo including without limitation, any required consent, signature or assignment from F. William Troff, and any required consent by landlords under the Leases, which have not previously been delivered to Buffton;

(e) Seller, General Partner and Hillyer shall deliver to Buffton possession of Seller's Business and the Transferred Assets, including all combinations and keys;

(f) Seller, Hillyer, or General Partner shall deliver or provide for the delivery (to the satisfaction of Buffton) of any release of liens or executed UCC-3s necessary to release any liens on any of the Transferred Assets;

(g) Seller, General Partner and Hillyer shall deliver to Buffton an opinion of Charles Maynard, counsel to Seller, General Partner and Hillyer, in form and substance consistent with the opinion attached hereto as Exhibit 2.1(g);

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(h) Attached hereto as Exhibit 2.1(h) is a list of all the trade payables and other liabilities of Seller, General Partner and Hillyer through December 31, 1995 (the "Payables") The Purchase Price shall be reduced by an amount equal to the Payables, and Buffton will deposit that amount with McLean & Sanders, P.C. to pay off the Payables. McLean & Sanders shall issue checks from their trust account to pay all of the Payables, which checks shall be mailed at the Closing. Thereafter, Seller, General Partner and Hillyer shall deliver to Buffton a Bills Paid Affidavit; Buffton shall, subject to any proration adjustments pursuant to
Section 1.5 hereof, and any purchase price adjustment pursuant to Section 1.6 hereof, and subject to any deductions for any amount deposited with McLean & Sanders, P.C. to pay the Payables pursuant to Section 2.1(h) hereof, deliver the cash portion of the Purchase Price in cash or by wire transfer to Seller;

(j) Buffton shall deliver to Hillyer the Buffton Stock;

(k) Buffton and Hillyer shall execute a Non-Qualified Stock Option Agreement in form and content similar to the one attached hereto as Exhibit 2.1(k).

(1) Leases

(i) Downtown Lease.

(a) James Hillyer, Trustee and Cabo shall execute and deliver an Assignment and Assumption of Downtown Lease similar to the one attached hereto as Exhibit 2.1(1)(i)(a)

(b) Seller, General Partner, Hillyer and Cabo shall execute and deliver an Assignment and Assumption of Downtown Lease similar to the one attached hereto as Exhibit 2.1(1)(i)(b).

(ii) Shepherd Square.

Seller, General Partner, Hillyer, F. William Troff and Buffton shall execute an Assignment and Assumption Agreement similar to the one attached hereto as
Exhibit 2.1(1)(ii)Hillyer shall procure F. William Troff's signature on the Assignment.

                                  ARTICLE III
                                    BUFFTON
                                     STOCK

Section 3.1 As soon as is practical after the Closing, Buffton will cause to be filed at the expense of Buffton, a Registration Statement with the Securities and Exchange Commission on Form S-3 or other appropriate form pursuant to the Securities Act of 1933, as amended and use its best efforts to have the Buffton Stock listed for trading on the American Stock Exchange. Upon filing, Buffton will deliver to Hillyer a copy of the Form S-3 and the Additional Listing Application. Buffton will use its best efforts to have the Form S-3 Registration Statement become effective within sixty (60) days of the date hereof.

Section 3.2 Hillyer may not transfer or sell the Buffton Stock prior to April 1, 1996, and a legend will be placed on the stock certificates so stating. Thereafter, Hillyer may transfer or sel1 up to 20,000 shares per week, but must first sell the Pledged Stock (or direct Buffton to sell the Pledged Stock on Hillyer's behalf) and use the proceeds to pay off any loan that Buffton is a guarantor of pursuant to Article VI hereof. In addition, prior to making any sale, Hillyer will give Buffton written notice of the proposed sale and Buffton shall have the right to purchase the shares intended to be sold at the Closing price on the American Stock Exchange on the day before the notice.

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                                  ARTICLE IV
                                    LIQUOR
                                    LICENSE

Section 4.1 Immediately following the execution of this Agreement, Seller and/or Hillyer shall turn in to the Harris County Texas Alcoholic Beverage Commission Field Office all liquor licenses or permits covering the premises upon which Seller's Business is operated and request a letter of authority on Form 4-60 to operate under until Cabo's permits and certificates are issued and thereafter will renew the Form 4-60 as often as needed until Buffton or Cabo receives the permits and certificates set forth below. In addition, Seller and Hillyer will use their best efforts to assist Cabo in acquiring both a mixed beverage and late hours permit, along with a food and beverage certificate from the Texas Alcoholic Beverage Commission covering the premises upon which Seller's Business is operated.

Section 4.2 At the Closing, Seller, General Partner and/or Hillyer shall enter into a Lease and Management Agreement with Cabo consistent with the Lease and Management Agreement attached hereto as Exhibit "4.2" or with such changes as Buffton deems necessary or are required to comply with law. The Lease and Management Agreement will cover the period between the Closing and the issuance of a mixed beverage and late hours permit and a food and beverage certificate to Cabo, at which point the Lease and Management Agreement shall automatically terminate.

                                   ARTICLE V
           AREA DEVELOPMENT AGREEMENT AND UNIT FRANCHISE AGREEMENTS

Section 5.1 Concurrently with the execution hereof, Cabo and Hillyer shall enter into the Area Development Agreement attached hereto as Exhibit "5.1" (the "Area Development Agreement") which Area Development Agreement has attached to it, a Unit Franchise Agreement (the "Unit Franchise Agreement") to be used pursuant to the terms of the Area Development Agreement.



                                  ARTICLE VI
                                     LOAN

Section 6.1 Guaranty of Loan. At the request of Hillyer, within thirty (30) days of Closing, Buffton will guarantee a two year interest only bank loan for Hillyer in an amount not to exceed $75,000.00 which guarantee shall be on terms satisfactory to Buffton and shall be secured by 100,000 shares of the Buffton Stock issued to Hillyer pursuant to this Agreement (the "Pledged Stock"). Hillyer shall execute and deliver to Buffton concurrently with Buffton's execution of its guarantee, a Stock Pledge Agreement in form and content similar to the Stock Pledge Agreement attached hereto as Exhibit 6.1(a) (the "Stock Pledge Agreement"), and deliver to Buffton the Pledged Stock to be held by Buffton as security for the guarantee pursuant to the terms of the Stock Pledge Agreement and execute and deliver to Buffton an Assignment Separate from Certificate endorsed in blank, similar to the one attached hereto as Exhibit 6.1(b).

Section 6.2 Hillyer agrees that all proceeds received by him from the first sale of the shares of Buffton Stock shall be applied to pay off this Loan. In the event Hillyer should either fail to pay off this loan in a timely manner, default under the terms of the Stock Pledge Agreement, or fail to reimburse Buffton for any expense Buffton may incur by reason of Hillyer's failure to pay timely on the loan, in addition to any other remedies available to Buffton

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under the Stock Pledge Agreement, at law or in equity, Buffton or Cabo shall have the right to terminate any and all other agreements with Hillyer, including, but not limited to, the Area Development Agreement and/or any Unit Franchise Agreement with no further liability of Cabo or Buffton hereunder or thereunder.

                                  ARTICLE VII
                              COVENANTS OF SELLER

Section 7.1 Pending Closing. Seller, General Partner and Hillyer covenant and represent to Buffton and Cabo that from November 28, 1995 through the date hereof;

a. Seller, General Partner and Hillyer have conducted Seller's Business diligently and substantially in the same manner as historically conducted prior to November 28, 1995;

Seller, General Partner and Hillyer have not entered into any material contracts or committed to or engaged in any transaction that affects any of the Transferred Assets or Seller's Business and that was not in the usual or ordinary course of business;

c. Seller, General Partner or Hillyer have not sold or disposed of or encumbered any of the Transferred Assets;

d. Seller, General Partner or Hillyer have not made any material capital expenditures or entered into any material leases of capital equipment or real estate that relate to Seller's Business or any of the Transferred Assets except in the ordinary course of business;

e. Seller, General Partner or Hillyer have not created, assumed, incurred or guaranteed any indebtedness for borrowed money that might affect Seller's Business or any of the Transferred Assets;

f. Seller has not granted any material non-scheduled increase in the right of pay of any of its employees, or granted any non-scheduled increase in the salaries of any officer, employer or agent of Seller;

g. Seller has not amended its limited partnership agreement except to the extent that all interests of Seller may have been transferred to Hillyer prior to Closing;

h. Seller, General Partner and Hillyer have maintained all casualty, liability, and hazard insurance with respect to Seller's Business, any leased real property, and the Transferred Assets that had been historically maintained;

i. Seller, General Partner and Hillyer have maintained and repaired all leased property, ordinary wear and tear excepted;

All bills and invoices for labor, goods, materials, and services of any kind with respect to Seller's Business, all rental payments due, and all utility charges relating to the period prior to the Closing have been paid or will be paid concurrently with the Closing or as soon thereafter as possible.

Section 7.2 Discontinuance of Seller. After the Closing, General Partner and Hillyer shall cause the names of Seller and General Partner and any assumed names used by Seller, General Partner or Hillyer to change, and Seller, General Partner and/or Hillyer shall cause any other related entity that uses "Cabo," or "Tacobar" or any derivative thereof, to change its names or assumed names so that after the change in names, neither Seller, General Partner,

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Hillyer, or any other related entity shall have any names or assumed names that use "Cabo," "Cabotaco," "Taco bar," "Mix Mex," "Tacobar," or any derivatives thereof in the name.

Section 7.3 Employees. Seller, General Partner and/or Hillyer shall terminate the employment of all employees of Seller, General Partner or Hillyer that work in Seller's Business effective at the Closing. It is understood by the parties that Buffton intends to rehire all employees that presently work in Seller's Business, but Buffton is not obligated to do so under the terms of this Agreement or any other agreement. Seller, General Partner and/or Hillyer shall be responsible for and shall pay prior to or at the Closing all wages, salaries, medical insurance premiums, vacation, or other benefits which have accrued prior to the Effective Date of the employees involved in the management and operation of Seller's Business (the "Accrued Employee Benefits"), it being understood and agreed that Seller, General Partner and Hillyer each do hereby jointly and severally indemnify Buffton against any and all losses, costs, and liabilities incurred by Buffton as a result of any failure to compensate such employees for the Accrued Employee Benefits.

                                 ARTICLE VIII
                            COVENANT NOT TO COMPETE

Section 8.1 Seller, General Partner and Hillyer shall not, for a period of 10 years from the Effective Date, or as long as Hillyer is a franchisee under a Franchise Agreement, whichever is longer, directly or indirectly, develop, own or operate any food and beverage facility that competes with the

Cabo Concept by utilizing any of the elements that make up the Cabo Concept, as defined in attached Exhibit 8.1 which exhibit is incorporated herein by reference. This covenant not to compete excludes any Cabo Concept facility franchised to Hillyer pursuant to a Unit Franchise Agreement entered into between Buffton and Hillyer in accordance with the Area Development Agreement.

Section 8.2 Seller, General Partner and Hillyer shall not, for a period of two years from the Effective Date, directly or indirectly, develop, own or operate:
(i) any food and beverage facility that is perceived by the public to be a Mexican restaurant, within a four mile radius of any Cabo Concept facility owned by Buffton, Cabo or any of their affiliates, or (ii) any food and beverage facility, (except JJ's Roadhouse, located on Kirby Drive, Houston, Texas, Bubba's Roadhouse, presently located in Fort Myers, Florida, and The Original Pasta Company locations to be developed in Florida), within a two mile radius of any Cabo Concept facility owned by Buffton, Cabo or any of their affiliates.

Section 8.3 Seller, General Partner and Hillyer agree that a breach or violation by either Seller, General Partner or Hillyer of the covenants contained in this Article, shall entitle either Buffton or Cabo, as a matter of right, to an injunction issued by any court of competent jurisdiction, without the necessity of a bond, restraining any further or continued breach or violation of these covenants. Such right to an injunction shall be cumulative and in addition to and not in lieu of any other remedies to which Buffton or Cabo may show themselves justly entitled. Further, the parties to this Agreement agree that the limitations contained in this Article with respect to geographic area duration and scope of activity, are reasonable. However, if any court shall determine that the geographic area, duration or scope of any restricted activity, contained in this Article is unenforceable, then it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated, but shall be deemed amended and reformed to the extent required in order to render it valid and enforceable. Further, the restrictions set forth in this section are cumulative to any and all rights and protections afforded to Buffton or Cabo by law and the

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provisions contained herein shall not be interpreted to grant to either Seller,
General Partner or Hillyer any right at the expiration of any restrictive term that Seller, General Partner or Hillyer would not otherwise have.



                                  ARTICLE IX
                                NON-DISCLOSURE

Section 9.1 Seller, General Partner and Hillyer recognize and acknowledge that both Buffton and Cabo have given significant consideration to Seller, General Partner and Hillyer and made a significant investment in acquiring the Transferred Assets. Seller, General Partner and Hillyer agree that as an inducement to Buffton and Cabo to acquire the Transferred Assets, Seller, General Partner and Hillyer agreed to enter into the provisions of this article. For five (5) years following the Effective Date, neither Seller, General Partner nor Hillyer shall, without the prior written consent of Buffton or Cabo, use or disclose, or authorize any other person to use or disclose any Confidential Information of Buffton or Cabo, as hereinafter defined. For purposes of this immediately preceding sentence, persons properly entitled to such information shall be the Board of Directors of Buffton or Cabo and such officers, employees and agents of Buffton or Cabo or any affiliates thereof to whom such information is furnished in the normal course of business under established policies approved by Buffton or Cabo. For purposes of this Agreement, the term "Confidential Information" shall mean any documents or written information that have been stamped "CONFIDENTIAL," operating manuals, written recipes that are proprietary to Buffton or Cabo or any of its affiliates and stamped "CONFIDENTIAL," recipe books, concept profiles, accounting papers, work papers and corporate records. The term "Confidential Information" shall also include these same items relating to the Cabo Concept. The restrictions on Seller, General Partner and Hillyer set forth in this Article shall not limit or restrict the protection of Confidential or Proprietary Information afforded to Buffton or Cabo, or any of their affiliates, pursuant to law, but are cumulative to those rights. Further, the restrictions set forth herein shall not be interpreted to grant to either Seller, General Partner or Hillyer any right at the expiration of the five (5) year period to use, disclose or authorize a third party to use any of the Confidential Information.

Section 9.2 In the event of a breach or threatened breach by either Seller, General Partner or Hillyer of the provisions of this Article, Seller, General Partner, Hillyer, Cabo and Buffton agree that the remedy at law available to either Buffton or Cabo or any of their affiliates would be inadequate and that either Buffton or Cabo or any of their affiliates shall be entitled to an injunction without the necessity of posting bond therefor, restraining either Seller, General Partner or Hillyer from disclosing, in whole or in part, any Confidential Information or proprietary information. Nothing herein shall be construed as prohibiting Buffton or Cabo or any of their affiliates from pursuing any other remedies for such breach or threatened breach available at law or in equity, including the recovery of damages from Seller, General Partner or Hillyer. Further, the restrictions set forth in this section are cumulative to any and all rights and protections afforded to Buffton, Cabo or any of their affiliates, by law.

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                                   ARTICLE X
                               NON-SOLICITATION

Section 10.1 Seller, General Partner and Hillyer agree that they will not directly or indirectly entice or solicit to hire; (i) any present or future employees of Buffton or Cabo or any one of their affiliates or, (ii) any past employee of Seller, General Partner or Hillyer or any affiliate of Seller, General Partner or Hillyer who worked at Seller's Business. With respect to any employee described in (i) or (ii) above whose employment has been voluntarily or involuntarily terminated, Seller and Hillyer individually agree not hire said employee for a period of six months following the termination of said employee's employment.

                                  ARTICLE XI
                        REPRESENTATIONS AND WARRANTIES

Section 11.1 Representations and Warranties of Seller. General Partner and Hillyer. Seller, General Partner and Hillyer hereby represent and warrant to Buffton and Cabo, the following, which representations and warranties shall survive and be deemed continuing following the Closing:

A. Organization and Good Standing. Seller is a limited partnership and General Partner is a Limited Liability Company, and both are duly organized, validly existing, and in good standing under the laws of the State of Texas and have the partnership or corporate power and authority necessary to carry on their business as presently conducted and to own, operate and lease the properties and assets now owned and operated by Seller and/or General Partner, including the Transferred Assets.

B. Authority. The execution of this Agreement by Seller, General Partner and Hillyer and the performance of their respective obligations hereunder, including, without limitation, the transfers, conveyances, assignments, deliveries and other agreements to be executed pursuant hereto or in connection herewith or contemplated hereby, are within Seller's, General Partner's and Hillyer's powers and have been duly authorized by all necessary action, have received all necessary approvals, have provided all required notices, all necessary consents have been acquired or will be delivered to Buffton prior to or at the Closing and Seller, General Partner and Hillyer have full right, power and authority to execute and deliver this Agreement and any other agreement, document or instrument to be executed in connection herewith to consummate the transactions contemplated hereby. No other proceedings or actions are necessary on the part of Seller, General Partner or Hillyer to make this Agreement, or any other agreement, document or instrument to be executed pursuant hereto or in connection herewith, authorized, legal, valid and binding upon Seller, Sellerts limited partners, General Partner or Hillyer. Neither the execution or delivery of this Agreement nor the performance of its terms including, but not limited to, the execution of or performance under any transfers, conveyances, assignments or other agreements to be executed pursuant hereto, in connection herewith, or contemplated hereby, will contravene or violate:

(a) any law, ordinance or governmental rule or regulation to which Seller, General Partner, the Transferred Assets, Seller's Business or Hillyer is subject;

(b) any judgment, order, writ, injunction, or decree of any court or of any governmental official, agency or instrumentality which is applicable to Seller, General Partner, or Hillyer;

(c) the limited partnership agreement of Seller, including any amendments thereto or restatements thereof;

(d) the regulations or any other organizational documents of General Partner; or

(e) the terms of any Contract, Lease or Equipment Lease.

C. Validity and Binding Nature. This Agreement is and the documents, instruments and agreements executed and delivered by Seller, General Partner or Hillyer pursuant to the terms hereof or in connection herewith are, when duly executed and delivered by all parties whose execution and delivery thereof is required, legal, valid and binding obligations of Seller, General Partner or Hillyer enforceable against Seller, General Partner or Hillyer in accordance with and to the extent of their respective terms.

D. Title. Seller, General Partner and/or Hillyer has, and following the Closing Buffton will have, good and marketable title to the Transferred Assets free and clear of any title defects, objections, mortgages, pledges, liens, security interests, charges, restrictions, claims or encumbrances of any nature whatsoever. Neither Seller, General Partner nor Hillyer has failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any damage or risk of loss to any of the Transferred Assets. Neither Seller, General Partner nor Hillyer have sold, assigned or transferred to any third party any material portion of their assets or properties used or included in Seller's Business except in the ordinary course of business consistent with past practice. Following the Closing none of the limited or general partners of Seller, Seller, General Partner, Hillyer or any third parties shall have any right, title, or interest in any of the Transferred Assets or Seller's Business.

E. Default.

(1) Neither Seller, General Partner nor Hillyer is in default under or in violation of any provision of Sellers' Limited Partnership Agreement or in violation of any agreement material to its business and has not received any notice of a violation, and is not in violation, of any law, ordinance, rule, regulation, or directive of any federal, state, county, city, or other governmental department, bureau, agency or other body pertaining to or relating to Seller's Business, the Transferred Assets or the operation thereof including, but not limited to, any zoning, building, fire, or health code, any environmental laws, or any provisions of the Americans With Disabilities Act.

(2) The execution and delivery of this Agreement or any agreement in connection herewith, will not result in the breach of any terms, conditions or provisions of, constitute a default of or an event which, with notice or lapse of time or both, would constitute a default under, or result in a violation or termination, or conflict with or give any third party the right to accelerate the performance provided by the terms, conditions or provisions of any contract, agreement, instrument, document, indenture, mortgage, lease, license or other agreement or understanding, whether written or oral, to which Seller or Hillyer is a party or by which any of the Transferred Assets are bound, or any provision of law, regulation, judgment or order to which Seller or Hillyer is subject or by which Seller or Hillyer or the Transferred Assets is bound or would result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever upon or give to any third party any interests or rights, including rights of termination or cancellation in or with respect to any of the Transferred Assets.

F. Third Party and Governmental Consents. No consent, authorization, approval, order, license, certificate, or permit is required or any registration, declaration or filing with any governmental authority, court, tribunal, person, firm or agency is required to be obtained or made by or with respect to Seller or Hillyer in connection with the execution, delivery, and performance of this Agreement, or any other agreement to be executed in connection herewith, or the consummation of the transaction contemplated hereby or the transfer of the Transferred Assets to Buffton and subsequently to Cabo, other than those acquired by Seller, General Partner or Hillyer and provided to Buffton as of the date hereof.

G. Litigation. There are no claims, actions, suits, proceedings, arbitrations, mediations, litigation, or governmental investigations pending or to the knowledge of Seller, General Partner or Hillyer after due inquiry, threatened against or affecting Seller's Business or the Transferred Assets, at law or in, equity whether before any federal, state, municipal or other court, governmental department, commission board, or agency or instrumentality and after due inquiries, neither Seller, General Partner nor Hillyer knows of any factors or circumstances which might give rise to any of the foregoing. Neither Seller, General Partner nor Hillyer is a party to or subject to the provisions of any judgment, order, writ, injunction, or decree of any court or of any governmental official, agency or instrumentality which would prevent the consummation of the transactions contemplated by this Agreement.

H. Taxes. All federal, state and local tax returns, reports and statements (including all unemployment, compensation, social security, payroll, sales and use, excise, privileged, property, ad valorem, franchise, license, school and/or other tax returns, reports or statements under the laws of the United States, any foreign country, or any state, municipal, or political subdivision thereof) required to be filed by either Seller, General Partner, Hillyer or Seller's Business including, but not limited to the Form 1065 for Seller's and General Partner's years ending December 31, 1994 (the "Tax Returns") have been duly filed on a timely basis under the statutes, rules and regulations of each applicable jurisdiction or will be filed under valid extensions and all such tax returns properly reflect the taxes of either Seller, General Partner, Hillyer or Seller's Business for the respective periods covered thereby and all such taxes have been paid. To the best of Seller's and Hillyer's knowledge, all such Tax Returns are complete and accurate in all material respects and comply with all laws applicable to the jurisdiction which they are filed in. As of the date hereof and Closing, General Partner Seller, Hillyer and Seller's Business is and will be in compliance with all state and federal laws, including, without limitation, all laws regarding withholding for employees.

I. Financial Statements. All financial statements provided to Buffton in connection with Buffton's due diligence and the transactions contemplated hereby, which include, but are not limited to, the financial statements ending 1/31/95, 2/28/95, 3/31/95, 4/30/95, 5/31/95, 6/30/95, 7/31/95, 8/31/95, 9/30/95,
10/31/95 and 11/30/95, have been prepared from the books and records of Seller and Seller's Business, are true and correct, accurately reflect the financial condition of Seller and Seller's Business and have been applied on a consistent basis.

J. Intellectual Property. Seller, General Partner and Hillyer make the following representations and warranties with respect to the Intellectual Property:

a. He or it knows of no facts not disclosed to Buyer in the search heretofore performed by Buyer's counsel, Felsman, Bradley, Gunter & Dillon, LLP, as summarized in their letter dated December 5, 1995, attached hereto as Exhibit ll.l(J)(a), which would impair the good and clear title of either Seller or General Partner to the Intellectual Property or the enforcement of their rights to use the Intellectual Property nationwide against others or that their use of the Intellectual Property constitutes infringement of the rights of any third party.

b. He or it knows of no facts not disclosed to Buyer in the search heretofore performed by Buyer's counsel, Felsman, Bradley, Gunter & Dillon, LLP, as summarized in their letter dated December 5, 1995, attached hereto as Exhibit ll.l(J)(a), indicating that following the Closing, Buyer will not have good and clear title to the Intellectual Property free and clear of any and all claims of infringement or the rights to enforce the rights to use the Intellectual Property nationwide against others and to enjoin any third parties use of the Intellectual Property or that the use by Buyer of the Intellectual Property will infringe on the rights of any third party.

c. He or it knows of no facts not disclosed to Buyer in the search heretofore performed by Buyer's counsel, Felsman, Bradley, Gunter & Dillon, LLP, as summarized in their letter dated December 5, 1995, attached hereto as Exhibit ll.l(J)(a), indicating that there are uses or registrations by any third party of any trade or service marks which are the same as or similar to any of the Intellectual Property including any trade or service marks that include the words "'Cabo,'" 'Mix-Max'" or a swordfish design component.

d. He or it knows of no facts not disclosed to Buyer in the search heretofore performed by Buyer's counsel, Felsman, Bradley, Gunter & Dillon, LLP, as summarized in their letter dated December 5, 1995, attached hereto as Exhibit ll.l(J)(a), indicating that there are uses or registrations of trade or service marks the same as or similar to the Intellectual Property that were discovered by Seller, General Partner, Hillyer or their lawyers or agents in any searches done prior to the date hereof and no such searches have been performed.

e. Copies of all letters and correspondence to and from Seller's, General Partner's or Hillyer's counsel concerning the Intellectual Property have been provided to Buyer.

f. Copies of all communications with any third parties known to any of them concerning the Intellectual Property have been provided to Buyer.

g. The identification and/or copies of all communications between either Seller, General Partner or Hillyer and any governmental agency regarding the Intellectual Property have been provided to Buyer.

h. Any and all curative efforts by Seller, General Partner or Hillyer to secure that free and clear title to the Intellectual Property will be vested in Buffton after Closing.

K. Equipment. The Equipment is, and as of the Closing will be, in good operating condition, subject to normal wear, tear and such maintenance as is usually required for equipment of its type and age, and to the knowledge of Seller, General Partner and/or Hillyer no particular item of Equipment is in need of material repairs as of the date hereof.

L. Contracts.

(1) Seller, General Partner and Hillyer have supplied Buffton with a true and correct copy of each of their respective contracts that relate to Seller's Business or any of the Transferred Assets. There are no written or oral contracts, agreements, commitments or understandings relating to Seller's Business or the Transferred Assets to which Seller, General Partner or Hillyer is a party to or to which Seller, General Partner or Hillyer is directly or indirectly bound by or may be subject to, that has not been provided to Buffton.

(2) The Contracts, Equipment Leases, Leases and all other contracts are valid and binding and shall be in full force and effect in accordance with their terms, as of Closing. Seller, General Partner and Hillyer have performed all their obligations required to be performed to date and are not in default or alleged to be in default under any contract that relates to or affects Seller's Business or any of the Transferred Assets and there exists no event, condition or occurrence, which after notice or lapse of time or both would constitute a default by Seller, General Paratner or Hillyer.

M. Inventory. The Inventory maintained at the Closing will be good and useable and will be in the ordinary course of Seller's Business. The inventory reflected on all financial statements provided to Buffton by Seller, General Partner or Hillyer, and those used for the adjustment to the Purchase Price pursuant to
Section 1.6 hereof, shall consist of items of a quality and quantity usable or salable in the ordinary course of business and the value at which all inventory is carried is the lower of cost or market.

N. Representations and Warranties True - No Misleading Statements. All the representations and warranties set forth herein or in any document to be delivered pursuant hereto, and all statements or certificates furnished or to be furnished to, by or pursuant hereto or in connection with the negotiation, execution or performance of this agreement are true and correct and will survive Closing. The representations and warranties made herein, or in any other document specifically referred to herein, do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

O. Conduct of Seller's Business. Seller's Business is being conducted in the ordinary course of business consistent with past practices and there has not been any material or adverse change in Seller's Business, the financial condition, the results of operations or prospects of Seller's Business and there has not been any event or circumstance which would be likely to cause such a change. Seller, General Partner and Hillyer will operate Seller's Business in good faith and in the ordinary course of business through the Closing and there will not be an event or circumstance that might reasonably cause a material or adverse change in Seller's Business up and through the Closing.

P. Suppliers. Exhibit "ll.lP". sets forth a list of the ten largest suppliers to Seller's Business as of the date hereof. There has been no adverse change in the business relationship of Seller, General Partner, Seller's Business or Hillyer with any of these suppliers and Seller, General Partner and Hillyer have no reason to believe that there will be any such adverse change in the future as a result of the consummation of the transactions contemplated by this Agreement. In addition, neither Seller, General Partner nor Hillyer know of any facts or circumstance which would be reasonably calculated as to give Seller, General Partner or Hillyer a reason to believe that there will be an adverse change in the future business relationship between Seller's Business and any supplier.

Q. Compliance with Laws. Seller, General Partner, Hillyer and Seller's Business have each complied with and are not in violation of any law, ordinance or governmental rule or regulation in which they or their business, operations, assets or properties is subject and has not failed to obtain, or to adhere to the requirements of, any license, permit or other governmental authorization necessary to the ownership of the Transferred Assets or to the conduct of its business, which non-compliance, violation or failure to obtain or adhere might adversely affect the business, operations, Transferred Assets, properties, prospects or condition (financial or otherwise) of Seller, General Partner, Hillyer, or Seller's Business.

R. No Third Party Options. There are no existing agreements, options, commitments or rights of first refusal or rights with, to or in any third party to acquire any of the Transferred Assets or any interest therein, except for those contracts entered into by Seller or Hillyer in the normal course of business consistent with past practice for the sale of its products and services, none of which are inconsistent with any provisions of this Agreement.

S. Change. Neither Seller, General Partner nor Hillyer have any current knowledge of any change contemplated in any applicable law or any judicial or administrative action or any action by any adjacent landowners or any natural or artificial condition upon any leased real property, which would prevent or render more costly Bufftons operation of Seller's Business or Buffton's use of any of the Transferred Assets.

T. Buffton Stock. With respect to the Buffton Stock to be received by Hillyer pursuant to the terms of this Agreement, Hillyer represents to Buffton and Cabo the following:

i. The Buffton Stock is being acquired for the account of Hillyer and for investment purposes only and without a view toward distribution, as that phrase is defined under the Securities Act of 1933, as amended ("The Act"), or the rules and regulations of the Securities and Exchange Commission (the "SEC"), of all or any part of the Buffton Stock.

ii. Hillyer has access to the complete public information regarding the business and finances of Buffton and has received and reviewed the contents of the following documents:

(a) Buffton's Annual Reports on Form 10-K for 1992, 1993, 1994 and 1995;

(b) The Notice and Proxy Statement for the annual meeting of shareholders of Buffton held March 21, 1995;

(c) Buffton's Quarterly Report on Form 10-Q for the fiscal quarters ended December 31, 1994, March 31, 1995 and June 30, 1995;

(d) Buffton's consolidated income statement projections for the year ending September 30, 1996;

(e) Buffton's consolidated income statement projections for the year ending September 30, 1996 including any operations which would include the transferred assets following the Closing and the operations of the Stockyards Hotel in Fort Worth, Texas, which Buffton is anticipating acquiring;

(f) BFX Hospitality Group, Inc.'s consolidated income statement projections for the year ending September 30, 1996, which include operations relating to the Transferred Assets following the Closing and the operations related to the Stockyards Hotel in Fort Worth, Texas which Buffton is anticipating acquiring;

(g) The organization chart for BFX Hospitality Group, Inc. setting forth existing operations, the additions of the operations involving the Transferred Assets following the Closing, the addition of the Stockyards Hotel assuming Buffton acquires it, and additional food and beverage concepts;

(h) The public offering book of Current Technology, Inc., a wholly owned subsidiary of Buffton;

(i) All press releases published by Buffton since October 1, 1994; and

(j) A summary term sheet on the acquisition of the Stockyards Hotel in Fort Worth, Texas.

iii. Hillyer has such knowledge and experience in business and financial matters that Hillyer has been able to understand and evaluate the risks and merits acquiring and holding the Buffton Stock as provided for in this Agreement. Hillyer has also received advice and assistance from CappelIen & Associates, certified public accountants.

U. Due Diligence. Seller, General Partner and Hillyer have provided to Buffton any and all information or documents responsive to Buffton's due diligence requests, copies of which are attached hereto as Exhibit ll.l(u).

V. Transferred Assets. The Transferred Assets constitute all of the assets that are used in or relate to Seller's Business, owned by Seller, General Partner, and/or Hillyer, except the Excluded Assets.

W. SEC Filings. All representations, information, documents, and communications made or furnished to Buffton or Cabo are accurate in all respects and it is specifically acknowledged that Buffton will rely upon the representations and warranties contained in Section ll.l(N) hereof in preparing the Securities and Exchange Commission Form S-3 Registration Statement and Securities and Exchange Commission Form 8-K Report (if required) and/or any other appropriate report or document required by Federal Securities laws.

X. Payables. The Payables constitute all of the trade payables and other liabilities through December 31, 1995.

Section 11.2 Seller's. General Partner's and Hillyer's Indemnity. Seller, General Partner and Hillyer agree to pay on behalf of, indemnify fully, hold harmless and defend Buffton, Cabo, and their officers, directors, and employees (collectively the "Indemnified Parties"), from and against all demands, claims, actions or causes of action, assessments, losses, damages, costs and other liabilities including without limitation reasonable attorneys' and accountants' fees, expenses, court costs, and all other out-of-pocket expenses (collectively "Losses"), asserted against or incurred by the Indemnified Parties directly or indirectly arising out of or in any way connected to any of the following:

A. The breach of any warranty or the inaccuracy of any representation of Seller, General Partner or Hillyer contained herein;

B. Any breach or failure by Seller, General Partner or Hillyer to perform any of the covenants, agreements or obligations under this Agreement or any other agreement or instrument executed and delivered by or on behalf of Seller, General Partner or Hillyer in connection herewith except the Area Development Agreement, any Unit Franchise Agreement, or any Consulting Agreement all by and between Hillyer and Cabo;

C. The assertion by any third party against Buffton or Cabo of any claim, liability or obligation, not specifically assumed by Buffton under this Agreement or any other agreement or instrument executed and delivered by or on behalf of Buffton or Cabo in connection herewith, relating to or arising out of the business, operations, or assets of Seller, General Partner or Hillyer or Seller's Business, whether known or unknown, accrued, contingent or otherwise as of the Closing, or any judgment, orders, decrees, claims, actions, suits or proceedings related to Seller, General Partner, Hillyer or

Seller's Business, arising out of events occurring or with respect to the operation of Seller's Business prior to the Closing.

Section 11.3 Representations and Warranties of Buffton . Buffton and Cabo hereby represent and warrant to Seller, General Partner and Hillyer, the following:

A. Organization and Standing. Buffton and Cabo are corporations duly organized, validly existing, and in good standing under the laws of the state of their incorporation, and are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction where the nature and extent of their business and property make such qualification necessary.

B. Authority. The execution of this Agreement by Buffton and Cabo, and the delivery hereof to Seller, General Partner and Hillyer, and the consummation by Buffton and Cabo of the transactions contemplated herein, are within their corporate powers, have been duly authorized by all necessary corporate action (including authorization by their Boards of Directors), have received all necessary governmental approval (if any shall be required), and did not and will not contravene or conflict with any provision of law or of their charters or bylaws, and Buffton and Cabo have full right, power, and authority to execute this Agreement and to consummate the transactions contemplated herein.

C. Validity and Binding Nature. This Agreement is, and the documents and agreements executed and delivered by Buffton and/or Cabo, as the case may be, pursuant to the terms hereof, when duly executed and delivered by all parties whose execution and delivery thereof is required, will be legal, valid`' and binding obligations of Buffton and/or Cabo, as the case may be, enforceable against Buffton and/or Cabo, as the case may be, in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity.

D. No Default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in a breach of any terms or provisions of, constitute a default, or an event which, with notice or lapse of time or both, would constitute a default, under the Articles of Incorporation or Bylaws of Buffton or Cabo or under any agreement or instrument to which Buffton or Cabo is a party, or by which Buffton or Cabo may be bound.

E. Buffton Stock. The Buffton Stock, when issued and delivered, will be duly and validly issued, fully paid and non-assessable. The Buffton Stock is the only class of capital stock of Buffton currently issued and outstanding. The holders of common stock of Buffton have equal rights in all respects.

The common stock of Buffton has no conversion rights or redemption privileges. Holders of the common stock of Buffton have no preemptive or other rights to subscribe for shares and no cumulative voting rights.

F. Third Party and Governmental Consents. No consent, authorization, approval, order, license, certificate or permit is required or any registration, declaration or filing with any governmental authority, court, tribunal, person, firm, or agency is required to be obtained or made by or with respect to Buffton or Cabo in connection with the execution, delivery and performance of this agreement or any other agreement to be executed in connection herewith or the consummation of the transaction contemplated hereby or the transfer of the Transferred Assets to Buffton or subsequently to Cabo.

                                  ARTICLE XII
                                  ARBITRATION

Section 12.1 Necotiation, Mediation and Arbitration. The parties will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Agreement promptly by negotiations between or among the parties. If any party reaches the conclusion that the controversy or dispute cannot be resolved by unassisted negotiations, such party may notify CPR Institute for Dispute Resolution, Inc. ("CPR"), 366 Madison Avenue, New York, New York 10017 [telephone (212) 949-6490; fax (212) 949-8859], CPR will promptly designate a mediator who is independent and impartial, CPR's decision about the identity of the mediator will be final and binding. The parties agree to conduct at least eight consecutive hours of mediated negotiations in Fort Worth, Texas, within 30 days after the notice is sent. If the dispute is not resolved by negotiation or mediation within 30 days after the first notice to CPR is sent, then, upon notice by any party to the other affected parties and to CPR, the controversy or dispute shall be submitted to a sole arbitrator who is independent and impartial, selected by CPR, for binding arbitration in Fort Worth, Texas, in accordance with CPR's Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16 (or by the same principles enunciated by such Act in the event it may not be technically applicable). The parties agree that they will faithfully observe this Agreement and will abide by and perform any award rendered by the arbitrator. The award or judgment of the arbitrator shall be final and binding on all parties. No litigation or other proceeding may be instituted in any court for the purpose of adjudicating, interpreting or enforcing any of the rights or obligations relating to the subject matter hereof, whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach of determination of the validity of this Agreement, or for the purpose of appealing any decision of an arbitrator, except a proceeding instituted for the sole purpose of having the award or judgment of an arbitrator entered and enforced. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts.

                                 ARTICLE XIII
                              GENERAL PROVISIONS

Section 13.1 Amendment. This Agreement may not be amended, modified or altered, except pursuant to an instrument in writing signed by each of the parties hereto.

Section 13.2 Assianment. No party to this Agreement may assign its rights or obligations hereunder without first obtaining the written consent of the other parties hereto.

Section 13.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all previous written or oral agreements, negotiations, commitments and rights. Nothing in this Agreement shall be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under this Agreement.

Section 13.4 Parties Bound. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its permitted assigns and successors in interest and all permitted assigns and successors in interest thereafter.

Section 13.5 Governing Law. This Agreement including without limitation the interpretation, construction, validity, and enforceability herein shall be governed by the laws of the State of Texas.

Section 13.6 Attorneys' Fees. Should any action at law or in equity including any action for declaratory relief be brought to enforce or interpret the provisions of this Agreement and/or any other agreement executed, delivered or incident hereto, the prevailing parties shall be entitled to recover its attorneys' fees from the other party or parties, which fees may be set by the court in a trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

Section 13.7 Notices. Any notice, consent or other communication given hereunder shall be in writing, including electronic facsimiles, and shall be deemed to have been duly given when delivered either personally or by registered or certified mail, postage prepaid, or when dispatched by electronic facsimile transfer, confirmed in writing by mail simultaneously dispatched at the following addresses and facsimile numbers.

Buffton and Cabo:   226 Bailey Avenue, Suite 110
                    Fort Worth, Texas 76107
                    Facsimile Number (817) 877-0420


General Partner:    3350 McCue, #2103
                    Houston, Texas 77056


Seller:             3350 McCue, #2103
                    Houston, Texas 77056


James Hillyer:      3350 McCue, #2103
                    Houston, Texas 77056



Section 13.8 Headinas and Exhibits. The headings of the various sections of this Agreement are included solely for the convenience of reference and are not intended to be full or accurate descriptions of the contents. Any reference to an exhibit or exhibits shall signify that such exhibit or exhibits are incorporated herein by reference.

Section 13.9 Counterparts. This Agreement may be executed in two or more original counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument.

Section 13.10 Interpretation. Any pronoun used in this agreement shall be gender neutral and shall be deemed to include the singular and the plural unless the context otherwise requires.

Section 13.11 Further Assurance. Each party will execute and deliver, or cause to be executed and delivered from and after the date hereof, such additional and further transfers, assignments, endorsements and other instruments as any other party reasonably may request for the purpose of carrying out this Agreement.

Section 13.12 Time is of the Essence. Time is of the essence in this Agreement.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the day and year first above written.

SELLER:

CABO TACOBAR ONE, LTD., a
Texas Limited Partnership,by
Cabotaco Management, L.C., a
Texas Limited Liability A
Compapy, General Partner

By: /s/ James Hillyer
    ------------------
Title: Manager

GENERAL PARTNER:

CABOTACO MANAGEMENT, L.C. a Texas Limited Liability Company

By: /s/ James Hillyer
    ------------------
Title: President


JAMES HILLYER

By: /s/ James Hillyer
    -----------------


CABO:

CABO SHEPHERD, INC., a Texas Corporation

By: /s/ Robert McLean
    ------------------
Title: President


BUFFTON:

BUFFTON CORPORATION, a Delaware Corporation

By: /s/ Robert McLean
    ------------------
Title: President

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